                          AGREEMENT AND PLAN OF MERGER

                                     between

                       APPLIED ANALYTICAL INDUSTRIES, INC.

                             KCAS ACQUISITION, INC.

                                       and

                      KANSAS CITY ANALYTICAL SERVICES, INC.





                          Dated as of September 2, 1998

                                TABLE OF CONTENTS



ARTICLE I.
         DEFINED TERMS.....................................................................1
         1.1.       Definitions............................................................1

ARTICLE II.
         THE MERGER........................................................................6
         2.1.       The Merger.............................................................6
         2.2.       Articles of Incorporation..............................................6
         2.3.       Bylaws.................................................................6
         2.4.       Directors and Officers.................................................7

ARTICLE III.
         CONVERSION AND EXCHANGE OF SHARES.................................................7
         3.1.       Shares.................................................................7
         3.2.       Exchange and Conversion of Shares......................................8

ARTICLE IV.
         THE CLOSING.......................................................................9
         4.1.       Effective Time and Closing.............................................9
         4.2.       Deliveries by KCAS.....................................................9
         4.3.       Deliveries by Merger Sub and AAI.......................................9

ARTICLE V.
         REPRESENTATIONS AND WARRANTIES OF KCAS...........................................10
         5.1.       Organization and Good Standing; Power and Authority; Qualifications...10
         5.2.       Authorization of the Merger Documents.................................10
         5.3.       Capitalization........................................................10
         5.4.       Financial Statements..................................................11
         5.5.       Absence of Undisclosed Liabilities....................................11
         5.6.       Absence of Material Changes...........................................11
         5.7.       No Conflicts..........................................................12
         5.8.       Agreements............................................................13
         5.9.       Intellectual Property Rights..........................................13
         5.10.      Equity Investments; Subsidiaries......................................15
         5.11.      Corporate Minute Books................................................15
         5.12.      Suitability...........................................................15
         5.13.      Assets................................................................15
         5.14.      Employee Benefit Plans................................................16
         5.15.      Labor Relations; Employees............................................17

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                                       -i-



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


         5.16.      Litigation; Orders....................................................18
         5.17.      Compliance with Laws; Permits.........................................18
         5.18.      Related Transactions..................................................18
         5.19.      Disclosure............................................................18
         5.20.      Taxes.................................................................19
         5.21.      Environmental Protection..............................................19
         5.22.      Consents..............................................................20
         5.23.      Insurance; Workers' Compensation......................................20
         5.24.      Brokers...............................................................21
         5.25.      Suppliers and Customers...............................................21
         5.26.      Previous Issuances Exempt.............................................21
         5.27.      Real Property.........................................................21
         5.28.      Accounts Receivable...................................................22
         5.29.      Food and Drug Administration Matters..................................22
         5.30.      Other Representations and Warranties..................................23

ARTICLE VI.
         REPRESENTATIONS AND WARRANTIES
         OFAAI AND MERGER SUB.............................................................23
         6.1.       Organization and Good Standing; Power and Authority; Qualifications...23
         6.2.       Authorization of the Merger Documents.................................23
         6.3.       Authorization and Issuance of Shares..................................24
         6.4.       Public Documents......................................................24
         6.5.       No Conflicts..........................................................24
         6.6.       Disclosure............................................................25
         6.7.       Brokers...............................................................25

ARTICLE VII.
         COVENANTS OF KCAS................................................................25
         7.1.       Ordinary Conduct......................................................25
         7.2.       No Solicitation.......................................................27
         7.3.       Access to Information.................................................28
         7.4.       Schedules to Agreement................................................28
         7.5.       Maintenance of Corporate Existence....................................28
         7.6.       Contributions to and Termination of 401(k) Plan.......................28

ARTICLE VIII.
         MUTUAL COVENANT OF KCAS, MERGER SUB AND AAI......................................29


         8.1.       Confidentiality.......................................................29
         8.2.       Consummation of Agreement.............................................29
         8.3.       Publicity.............................................................30




ARTICLE IX.
         CONDITIONS TO CLOSING............................................................30
         9.1.       Conditions to Each Party's Obligations to Effect the
                    Transactions Contemplated Hereby......................................30
         9.2.       Conditions to the Obligations of KCAS to Effect the
                    Transactions Contemplated Hereby......................................30
         9.3.       Conditions to the Obligations of AAI and Merger Sub to
                    Effect the Transactions Contemplated Hereby...........................31

ARTICLE X.
         TERMINATION......................................................................33
         10.1.      Termination...........................................................33
         10.2.      Procedure and Effect of Termination or Failure to Close...............33

ARTICLE XI.
         MISCELLANEOUS PROVISIONS.........................................................34
         11.1.      Survival of Representations; Indemnification..........................34
         11.2.      Expenses..............................................................34
         11.3.      Waiver of Compliance; Consents........................................35
         11.4.      Amendment and Modification............................................35
         11.5.      Notices...............................................................35
         11.6.      Assignment............................................................36
         11.7.      Governing Law; Jurisdiction...........................................36
         11.8.      Jurisdiction and Venue................................................36
         11.9.      Counterparts..........................................................37
         11.10.     Nouns and Pronouns....................................................37
         11.11.     Interpretation........................................................37
         11.12.     Parties in Interest...................................................37
         11.13.     Employee Length of Service............................................37
         11.14.     Entire Agreement......................................................37
         11.15.     Release of Phoenix (IBRD).............................................37



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



EXHIBITS

Exhibit A                  Form of Certificate of Merger
Exhibit B                  Form of Indemnification Agreement
Exhibit C                  Form Employee Nondisclosure Agreement
Exhibit D                  Form of Dr. Mason Employment Agreement
Exhibit E                  Form of Dr. Fu Employment Agreement
Exhibit F                  Form of Election of Merger Consideration
Exhibit G                  Form of Transmittal Letter
Exhibit H                  Form of Opinion of AAI's Counsel
Exhibit I                  Form of Opinion of KCAS's Counsel



                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 2, 1998, is by and between APPLIED ANALYTICAL INDUSTRIES, INC., a Delaware corporation ("AAI"), KCAS ACQUISITION, INC., a Kansas corporation and a wholly owned subsidiary of AAI ("Merger Sub"), and KANSAS CITY ANALYTICAL SERVICES, INC., a Kansas corporation ("KCAS").

                              BACKGROUND STATEMENT

                  The parties hereto desire to effect a merger of Merger Sub and KCAS pursuant to which KCAS will be the surviving corporation, and the stockholders of KCAS as of the Effective Time will receive as consideration for the Merger at their election (i) cash in the amount of $6,060.61 per outstanding share of common stock, $1.00 par value, of KCAS ("Common Stock") or (ii) shares of common stock, $.001 par value, of AAI ("AAI Common Stock") based on a formula set forth herein or (iii) a combination of cash and shares of AAI Common Stock as set forth herein. Such merger shall be consummated pursuant to the terms and conditions of this Agreement.

                             STATEMENT OF AGREEMENT

                  In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINED TERMS

                  1.1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "AAI Common Stock" shall mean the common stock, $.001 par value, of AAI.

                  "Acquisition Transaction" has the meaning given to it in
Section 7.2.

                  "Action" has the meaning given to it in Section 11.2.

                  "Board of Directors" means the board of directors of a corporation or any committee thereof legally authorized to act on its behalf.

                  "Benefit Plan" has the meaning given to it in Section 5.14.

                  "Certificate of Merger" means the Certificate of Merger substantially in the form attached hereto as Exhibit A.

                  "Closing" means the closing of the transactions contemplated herein, as identified more specifically in Article IV.

                  "Closing Date" means September 16, 1998, or such other date agreed to by the parties hereto.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Common Stock" shall mean the common stock, $1.00 par value, of KCAS.

                  "Contract" means any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral.

                  "Dissenting Shares" shall mean shares of Common Stock as to which a Stockholder has properly asserted rights of dissent and appraisal pursuant to Section 17-6712 of the Kansas Law.

                  "Effective Time" has the meaning given to it in Section 4.1.

                  "Employee" has the meaning given to it in Section 5.15(a).

                  "Employee Nondisclosure Agreements" means those certain Employee Nondisclosure Agreements substantially in the form of Exhibit C.

                  "Employment Agreements" shall mean the Employment Agreement between AAI and Dr. William D. Mason of the form attached hereto as Exhibit D and the Employment Agreement between AAI and Dr. Chauhwei J. Fu of the form attached hereto as Exhibit E.

                  "Encumbrances" means any mortgages, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever.

                  "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause KCAS to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages of third parties for personal injury or property damage or damages to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                  "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601,ET SEQ.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 26019 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136, ET SEQ.; the Clean Air Act, 42 U.S.C. ss.sS. 7401 ET SEQ.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300F, ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. ss.sS. 641, ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, ET SEQ.; as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right of remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                  "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "Environmental Permits" has the meaning given to it in Section 5.21.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and any successor statute of similar import in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "Financial Statements" means, with respect to KCAS and its Subsidiaries, (a) the audited balance sheet at October 31, 1996 and 1997, (b) the unaudited statements of income, stockholders' equity and cash flows for the fiscal years ended October 31, 1996 and 1997, (c) the unaudited statements of income, stockholders' equity and cash flows and the unaudited balance sheet for and at the fiscal year ended October 31, 1995 and (d) the unaudited balance sheet at March 31, 1998.

                  "Generally Accepted Accounting Principles" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person on a consolidated basis throughout the period indicated and consistent with such Person's prior Financial practice.

                  "Hazardous Substance" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (iii) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

                  "IRB Debt" means the debt of KCAS underlying or securing the Industrial Revenue Bonds, Series 1985 (Mason Lanman Associates Project) in the initial principal amount of $830,000 issued pursuant to that certain Trust Indenture dated September 1, 1985, by and between the City of Shawnee, Kansas and United Missouri Bank of Kansas City, N.A., as trustee.

                  "Indemnification Agreement" means that certain Indemnification Agreement substantially in the form attached hereto as Exhibit B.

                  "Information" has the meaning given to it in Section 8.1.

                  "Intellectual Property" means (a) all world wide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium) and (i) all licenses and agreements in connection therewith.

                  "Kansas Law" means the General Corporation Code of Kansas as amended and any successor statute of similar import, in each case as in effect from time to time. References to sections of Kansas Law shall be construed also to refer to any successor sections.

                  "Knowledge of KCAS" means the actual knowledge of any of the following: William D. Mason, Ph.D., Marilyn L. Mason, Chauhwei J. Fu, Ph.D. and Robert Schroder.

                  "Leased Real Properties" has the meaning given to it in
Section 5.27.

                  "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), results of operations, business, prospects or assets or liabilities of a Person.

                  "Merger" means the merger of KCAS with and into Merger Sub pursuant to the terms and conditions of this Agreement.

                  "Merger Consideration" has the meaning given to it in Section 3.1(a).

                  "Merger Documents" means collectively this Agreement and the other agreements and documents contemplated hereby, including any certificates or filings required hereunder or thereunder.

                  "Permitted Encumbrances" means any of the following
Encumbrances: (i) Encumbrances in favor of carriers, warehousemen, mechanics, landlords and materialmen and other similar persons incurred in the ordinary course of business for sums not yet due and payable, and (ii) Encumbrances for current taxes, assessments or other governmental charges incurred in the ordinary course of business and that are not delinquent or remain payable without any penalty.

                  "Person" means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

                  "Real Properties" has the meaning given to it in Section 5.27.

                  "Securities Act" means the Securities Act of 1933, as amended, and any successor statute of similar import, in each case as in effect from time to time.

                  "Stockholder" or "Stockholders" means one or more of the holders of capital stock of KCAS immediately prior to the Effective Time, as the case may be.

                  "Subsidiary" of a Person means a corporation or other Person of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors, in the case of a corporation, or of the ownership or beneficial interests having ordinary voting power, in the case of a Person not a corporation, is, directly or indirectly, provided or controlled by such Person or any of its subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of-any such corporation or other Person shall have or might have voting power by reason of the happening of any contingency).

                  "Surviving Corporation" has the meaning given to it in Section 2.1.

                  "Taxes" means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of KCAS and its Subsidiaries arising under any tax sharing agreement to which any of them is or has been a party.

                  "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                  "Transmittal Letter" has the meaning given to it in Section 3.2(a).

                                   ARTICLE II.

                                   THE MERGER

                  2.1. THE MERGER. On the terms and subject to the conditions of this Agreement and Kansas Law, at the Effective Time, Merger Sub will merge with and into KCAS, the separate existence of Merger Sub will cease and KCAS will be the surviving corporation (the "Surviving Corporation").

                  2.2. ARTICLES OF INCORPORATION. The articles of incorporation of KCAS in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation which shall be amended and restated to be substantially identical to the Articles of Incorporation of Merger Sub except that Article I shall be amended to read as follows: "The name of the corporation is Kansas City Analytical Services, Inc."

                  2.3. BYLAWS. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  2.4. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III.

                        CONVERSION AND EXCHANGE OF SHARES

                  3.1. SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

                           (a)      Each issued and outstanding share of Common
Stock, other than Dissenting Shares shall be converted into the right to receive, at the option of each Stockholder, (i) an amount in cash, without interest, equal to $6,060.61 (the "Cash Merger Consideration") or (ii) $6,888.89 worth of AAI Common Stock at the AAI Valuation Price (as defined below) (the "Stock Merger Consideration"; the Stock Merger Consideration and Cash Merger Consideration are generally referred to as the "Merger Consideration"). As used herein, the "AAI Valuation Price" shall mean (i) the average of the average of the high and low trading prices per share for AAI Common Stock as reported on the Nasdaq National Stock Market (as published in The Wall Street Journal, eastern edition) for each trading day during the ten consecutive trading days during which shares are traded on the Nasdaq National Stock Market ending on the fifth trading day prior to the Effective Time (the "Average Trading Price"). No fractional shares of AAI Common Stock shall be issued. In lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of AAI Common Stock shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction of a share of AAI Common Stock multiplied by the Average Trading Price. No interest will accrue or be paid on the cash payable in lieu of fractional shares. A Stockholder may elect to receive Cash Merger Consideration for a portion of such Stockholder's shares of Common Stock and Stock Merger Consideration for such Stockholder's remaining shares of Common Stock. Elections to receive Cash Merger Consideration, Stock Merger Consideration or a combination of both must be made by written notice of the form attached hereto as Exhibit F by each Stockholder delivered to AAI contemporaneously with the execution by KCAS of this Agreement. If a Stockholder does not timely make the election required by the immediately preceding sentence, then the Stockholder shall be deemed to have elected to receive Cash Merger Consideration for each share of Common Stock held by such Stockholder. At the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest or, with respect to holders of Dissenting Shares, rights provided under Section 17-6712 of the Kansas Law. In the event that at any time any holder of Dissenting Shares shall cease to have the right to demand payment for the value of such Dissenting Shares pursuant to Section

17-6712 of the Kansas Law, each Dissenting Share shall be converted into the right to receive the Cash Merger Consideration.

                           (b)      Each issued and outstanding share of capital
stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

                  3.2.     EXCHANGE AND CONVERSION OF SHARES.

                           (a)      At the Closing Date, each holder of shares
of Common Stock shall deliver to the Surviving Corporation a properly executed letter of transmittal and instructions (together, a "Transmittal Letter"), the form of which is attached hereto as Exhibit G, along with the certificate evidencing such shares of Common Stock. Subject to any required backup withholding obligations under the Code, at the Effective Time and upon surrender to the Surviving Corporation of certificates representing shares of Common Stock, together with a Transmittal Letter, the Stockholder of such certificates shall receive in exchange therefor, and AAI shall issue and deliver to such Stockholder, the Merger Consideration entitled to be received by such Stockholder.

                           (b)      From and after the Effective Time, there
shall be no transfers on the stock transfer books of KCAS in respect of stockholders of record at the Effective Time. If after the Effective Time, certificates representing shares of Common Stock are presented to the Surviving Corporation, the Surviving Corporation shall cancel or exchange such certificates, and any underlying shares of Common Stock represented thereby, as provided by this Article HI. AAI shall be obligated to issue Merger Consideration only to the record holders of Common Stock.

                           (c)      The Surviving Corporation shall not be
liable to a holder of shares of Common Stock for any property delivered to a public official pursuant to applicable abandoned property laws, or for any interest thereon. If certificates representing shares of Common Stock are not surrendered prior to the date on which the consideration payable in respect of the underlying shares would otherwise escheat to or become the property of any governmental unit or agency, any consideration payable in respect of such certificates, shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.

                                   ARTICLE IV.

                                   THE CLOSING

         4.1. EFFECTIVE TIME AND CLOSING. On the Closing Date, assuming satisfaction or, to the extent permitted hereunder, waiver, of all conditions to the Merger set forth in Article IX, KCAS shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Kansas. Additionally, KCAS and Merger Sub shall cause all other filings or recordings to be made as required by applicable law in connection with the Merger. The Merger shall be consummated and the Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Kansas (such time, the "Effective Time"). The closing of the Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina commencing at 10:00 a.m. local time on the Closing Date.

         4.2. DELIVERIES BY KCAS. At or by the Closing, KCAS shall have caused the following documents to be executed as contemplated thereby and delivered to Merger Sub or AAI, or both, as the case may be:

              (a) The Employee Nondisclosure Agreements executed by each of the employees of KCAS listed on Annex 2;

              (b) The Indemnification Agreement executed by each Stockholder;
and

              (c) All other documents, certificates, instruments and writings required hereunder to be delivered by KCAS, or as reasonably may be requested by Merger Sub or AAI to consummate the transactions contemplated by this Agreement or any of the other Merger Documents.

         4.3. DELIVERIES BY MERGER SUB AND AAI. At or by the Closing, Merger Sub and AAI shall have caused to be executed and delivered to the Stockholders:

              (a) the Indemnification Agreement;

              (b) the Employment Agreements;

              (c) all other documents, certificates, instruments and writings required hereunder to be delivered by Merger Sub or AAI, or as reasonably may be requested by KCAS to consummate the transactions contemplated by this Agreement or any other of the Merger Documents; and

              (d) the Merger Consideration.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF KCAS

         KCAS represents and warrants to Merger Sub and AAI as follows:

         5.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. KCAS, (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Kansas, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted and (iii) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on Schedule 5.1, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on KCAS. KCAS has all requisite corporate power and authority to enter into and perform its obligations under the Merger Documents.

         5.2. AUTHORIZATION OF THE MERGER DOCUMENTS. The execution, delivery and performance by KCAS of each of the Merger Documents to which it is party have been duly authorized by all requisite corporate action on the part of KCAS, and each of the Merger Documents constitutes a legal, valid and binding obligation of KCAS enforceable against it in accordance with its terms except to the extent
(a)that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.3. CAPITALIZATION.

              (a) The authorized equity capitalization of KCAS as of the date of this Agreement consists entirely of 900 shares of Common Stock, $1.00 par value per share, all of which shares are issued and outstanding. All of such shares have been validly issued and are fully paid and nonassessable. There are, and immediately after the Closing there will be, no outstanding warrants, options, agreements, convertible securities or other commitments or securities convertible into, or exchangeable or exercisable for, shares of capital stock of KCAS pursuant to which KCAS is or may become obligated to issue any shares of the capital stock or other securities of KCAS. There are, and immediately after the Closing there will be, no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of KCAS pursuant to any provision of law, KCAS's articles of incorporation or its bylaws, any agreement to which KCAS is a party or otherwise.

              (b) Schedule 5.3(b) hereto contains a list of (i) all holders of record of capital stock of KCAS, including the number of shares of capital stock held by each such holder. Except as set forth on Schedule 5.3(b), there are no beneficial owners of shares of KCAS's capital stock or other securities who are not otherwise holders of record. Except as set forth on Schedule 5.3(b), KCAS is not a party to, and there is, and immediately after the Closing there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, or any other similar agreement, whether or not KCAS is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of KCAS (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities). Except as set forth in Schedule 5.3(b) immediately prior to Closing, no Person has the right to nominate or elect one or more directors of KCAS other than through the right to vote its shares of Common Stock in an election of directors.

         5.4. FINANCIAL STATEMENTS. KCAS has furnished to Merger Sub its Financial Statements. Except as set forth in Schedule 5.4 all such Financial Statements (i) which have been audited have been prepared in accordance with Generally Accepted Accounting Principles (except that the unaudited financial statements do not contain all of the footnotes required under Generally Accepted Accounting Principles and the Financial Statements for any period other than for a fiscal year or at a fiscal year end are subject to normal year-end adjustments, none of which reasonably could be expected to result in a Material Adverse Effect on KCAS) and (ii) fairly present the financial position of KCAS as of the date thereof, and the results of their operations for the periods indicated therein.

         5.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 5.5, KCAS does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations reserved against or otherwise disclosed in KCAS's Financial Statements or the footnotes thereto,
(ii) intercompany liabilities among KCAS and its Subsidiaries, (iii) liabilities or obligations under Contracts listed on the Schedules to this Agreement or under Contracts that are not required to be disclosed thereon (but not liabilities for breaches thereof), (iv) trade accounts payable for goods and services and wages and salaries, in each case, incurred after October 3 1, 1997, in the ordinary course of business consistent (in amount and kind) with past practice, (v) other liabilities or obligations that were incurred after October 31, 1997, in the ordinary course of business consistent (in amount and kind) with past practice -and that do not exceed $50,000 in the aggregate and (vi) other liabilities disclosed or referred to elsewhere in this Agreement.

         5.6. ABSENCE OF MATERIAL CHANGES. Except as set forth on Schedule 5.6 and except as otherwise expressly contemplated by this Agreement, since October 31, 1997, KCAS has conducted its business in the ordinary course, consistent with past practice and there has not been (a) any event or condition having a Material Adverse Effect on KCAS or any event or condition (other than publicly reported events or conditions affecting KCAS's industry generally) that reasonably could be expected to have a Material Adverse Effect, (b) any waiver or cancellation of any right of KCAS to the extent such waiver or cancellation has had or reasonably could be expected to have a Material Adverse Effect on KCAS, or the cancellation of any material debt or claim held by KCAS, (c) any payment, discharge or satisfaction of any claim, liability or obligation of KCAS, other than trade payables paid in the ordinary course of business, (d) any Encumbrance upon the assets of KCAS other than any Permitted Encumbrance or Encumbrance disclosed on Schedule 5.13(a), (e) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition by KCAS of, any securities of KCAS, (f) any issuance of stock, bonds or other securities of KCAS or any options or warrants or other rights to acquire any such securities or the exercise of outstanding options or warrants,
(g) any sale, assignment or transfer of any tangible or intangible assets of KCAS except in the ordinary course of business, (h) any loan by KCAS to any officer, director, employee, consultant or shareholder thereof of an amount in excess of $25,000 (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses), (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property, financial condition or results of operations of KCAS, (j) any increase, direct or indirect, in the compensation paid or payable to any officer or director of KCAS or, other than in the ordinary course of business, to any other employee, consultant or agent of KCAS,
(k) any change in the accounting methods, practices or policies of KCAS, (1) any indebtedness incurred, except in the ordinary course of business, for borrowed money by KCAS, (m) any amendment to or termination of any material agreement to which KCAS is a party other than the expiration of any such agreement in accordance with its terms, (n) any change to the knowledge of KCAS with respect to the regulation of KCAS or their respective activities by any administrative agency or governmental body to the extent such change has had or reasonably could be expected to have a Material Adverse Effect on KCAS, (o) any material change in the manner of business or operations of KCAS or (p) any agreement or commitment (contingent or otherwise) by KCAS to do any of the foregoing.

         5.7. NO CONFLICTS. Except as set forth on Schedule 5.7, KCAS's execution and delivery of, and performance of its obligations under, the Merger Documents and the consummation by KCAS of the transactions contemplated thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets, (b) conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of its properties or assets under, any Contract to which it is a party or (c) violate its articles of incorporation or bylaws.

         5.8. AGREEMENTS.

              (a) Except as set forth on Schedule 5.8(a), KCAS is not a party to any Contract other than any Contract that (i) pursuant to its terms, has expired, been terminated or fully performed by the parties, and in each case, under which KCAS does not have any liability, contingent or otherwise, (ii) is cancelable by either KCAS on thirty (30) days' or less notice without any penalty or other financial obligation and that involves payments to or from KCAS of less than $2,000 in such 30-day period or (iii) involves annual aggregate payments to or from KCAS of $25,000 or less, and in each case, is not material to the business or financial condition of KCAS, individually or in the aggregate.

              (b) Complete copies (or, if oral, full written descriptions) of all Contracts required to be listed hereby on Schedule 5.8(a), including all amendments thereto, have been delivered to AAI. To KCAS's knowledge, each of such Contracts is legal, valid, binding, enforceable, and in full force and-effect against KCAS and against the other parties thereto. There is no material breach, violation or default by KCAS, and no event that, with notice or lapse of time or both, (A) would constitute a breach, violation or default by such party under any such Contract or (B) would give rise to any lien or fight of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against such party under any such Contract. Except as set forth on Schedule 5.8(b), no other party to any of such Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Contracts, no waiver or indulgence has been granted by any of the parties thereto and no party to any of such Contracts has repudiated any provision thereof.

         5.9.  INTELLECTUAL PROPERTY RIGHTS.

              (a) KCAS owns or has the fight to use pursuant to license, sublicense, agreement or permission all Intellectual Property, individually or in the aggregate, material to the operation of its business as currently conducted; provided, however, KCAS's right to use such Intellectual Property owned by third parties may be limited by nondisclosure obligations or other restrictions. Each item of Intellectual Property owned or used by KCAS immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing.

              (b) Except as set forth on Schedule 5.9(b), (i) to best knowledge of KCAS (A) KCAS has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and (B) the business conducted by KCAS (which, in the case of the development, marketing and licensing of proprietary products, shall be limited to the products set forth on
Schedule 5.9(b)) will not interfere with, infringe upon or misappropriate any Intellectual Property rights of third parties, and (ii) KCAS has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual

Property rights of any third party). To KCAS's knowledge, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of KCAS.

              (c) Schedule 5.9(c) identifies each patent and each pending patent application that KCAS has filed worldwide. With respect to each such patent, to the best of KCAS's knowledge, there is no substantial suggestion or assertion that any claim therein is invalid or unenforceable. The patent applications identified on Schedule 5.9(c) hereto have been properly prepared and filed, and such applications are presently being diligently pursued by the Person making such application.

              (d) Schedule 5.9(d) identifies (i) all registered or unregistered trademarks of each KCAS and (ii) each license, agreement and other permission that KCAS have granted to any third party with respect to any of their respective Intellectual Property.

              (e) KCAS has delivered to AAI correct and complete copies of all registrations, patent applications, licenses, agreements and permissions (as amended), identified in Schedules 5.9(c) and 5.9(d) hereto and has delivered to AAI correct and complete copies of all other material written documentation evidencing ownership and prosecution (including all papers filed with or received from the United States Patent and Trademark Office of each such item. With respect to each item of Intellectual Property required to be identified in
Schedule 5.9(c) and 5.9(d) and except as set forth in Schedule 5.9(e):

                   (i) KCAS possesses all right, title and interest in and to the item, free and clear of any encumbrance, license or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

                 (iii) KCAS has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

              (f) Schedule 5.9(f) identifies each item of Intellectual Property that any third party owns and that KCAS uses pursuant to license, sublicense, agreement or permission except those products that are readily available at retail market for $1,000 or less. KCAS has not granted any sublicense or similar right with respect to any such agreements or Intellectual Property. Each such item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or change, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity, or enforceability of any such item of Intellectual Property.

              (g) KCAS has not disclosed any of its proprietary information other than (i) in the regular and ordinary course of business, (ii) to representatives, agents, consultants, accountants, attorneys, financial advisers of such Person, (iii) in connection with entering into this Agreement, (iv) to governmental authorities as from time to time requested or (v) to other persons subject to agreements regarding the confidential treatment thereof.

              (h) KCAS has delivered to AAI copies of (i) all written opinions of legal counsel issued to KCAS relating to Intellectual Property and (ii) all correspondence KCAS has received from, or sent to, any third party concerning or relating to any interference with, infringement upon or misappropriation of their respective or any third party's Intellectual Property.

         5.10. EQUITY INVESTMENTS; SUBSIDIARIES. Except as disclosed on
Schedule 5.10, KCAS has never had, nor does it presently have, any Subsidiaries, nor has it owned, nor does it presently own, whether directly or indirectly owned, any capital stock or other proprietary interest, directly or indirectly, in any corporation, company, association, trust, partnership, joint venture or other entity.

         5.11. CORPORATE MINUTE BOOKS. Except as disclosed on Schedule 5.11, the corporate records of each of KCAS are correct and complete in all material respects. True and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators of each such Person since their respective inceptions have previously been provided to AAI.

         5.12. SUITABILITY. To KCAS's knowledge, none of the events described in
Item 401(f) of Regulation S-K under the Securities Act, has occurred during the last five years with respect to any director or officer of KCAS (other than directors serving at the designation of Phoenix International Life Sciences
(IBRD) Inc. or its predecessor).

         5.13  ASSETS.

                   (a) KCAS has good and marketable title to all of its assets and properties, free and clear of any Encumbrances except (i) as disclosed in
Schedule 5.13(a), or (ii) Permitted Encumbrances.

                   (b) Except as set forth on Schedule 5.13(b), the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property owned by, or leased to KCAS and material to their respective operations, as of the date hereof, (i) are in all material respects in good operating condition and repair (normal wear and tear excepted), (ii) are in all material respects subject to continued repair and replacement in accordance with past practice and all applicable regulations, and (iii) are suitable for their current use in all material respects.

                   (c) Except as set forth on Schedule 5.13(c), KCAS has not received notice of, or has knowledge of, any pending, threatened or contemplated condemnation proceeding or similar taking affecting their respective assets (including the Real Properties).

                   (d) KCAS has repaid in full the principal and accrued interest of the IRB Debt and has taken or will promptly take all action required by it to acquire the approximately 1.2 acres of real property located at 12700 Johnson Drive, Shawnee, Kansas upon payment by it of $100.00 pursuant to the terms of the Lease Agreement, dated as of September 1, 1985, by and between the City of Shawnee, Kansas, and Mason Lanman Associates, a Kansas general partnership, as assigned to KCAS pursuant to that certain Assignment of Lease Agreement, dated December 31, 1992 (the "Lease Agreement"). Upon its acquisition of such real property pursuant to the Lease Agreement, KCAS shall have good and marketable title to such real property, free and clear of any Encumbrances except as disclosed on Schedule 5.13(d) or Permitted Encumbrances.

              5.14  EMPLOYEE BENEFIT PLANS.

                   (a) Schedule 5.14 hereto contains a true and complete list of (i) each plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, vacation, fringe benefits or other employee benefits of any kind, whether funded or unfunded, written or oral, which is now sponsored, maintained, contributed to or required to be contributed to by KCAS or pursuant to which KCAS has any liability, contingent or otherwise, including, but not limited to, any "`employee benefit plan" within the meaning of Section 3(3) of ERISA (each, a "Benefit Plan") and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract, pursuant to which KCAS has any liability, contingent or otherwise, between, on the one hand, KCAS, and on the other, any current, former or retired employee, officer, consultant, independent contractor, agent or director of such Person (an "Employee") (each, an "Employee Agreement"). Except as identified on Schedule 5.14, KCAS does not currently sponsor, maintain, contribute to, and is not required to contribute to, nor has KCAS ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "defined benefit plan" (as defined in ERISA Section 3(35)), (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)) or (iii) any Benefit Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Code.

                   (b) KCAS is not (i) a member of a "controlled group of corporations," under ("common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity.

                   (c) KCAS has delivered to AAI current, accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), the most recent determination letter (if any) received from the Internal Revenue Service, the most recent summary plan description (with all material modifications) (if any), and all material communications to any Employee or Employees relating to any Benefit Plan or Employee Agreement.

                   (d) Each Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; and each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified.

                   (e) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee.

              5.15.  LABOR RELATIONS; EMPLOYEES.

                   (a) Schedule 5.15 hereto lists all employees (each, an "Employee") of KCAS as of the date hereof and their current annual salaries or hourly wage rate. Except as set forth on Schedule 5.15 hereto, (i) KCAS is not delinquent in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof,
(ii) KCAS is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (iii) KCAS is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or, to the best of their knowledge has sought to represent any of the employees, representatives or agents of KCAS,
(iv) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the best of KCAS's knowledge, threatened against or involving KCAS, (v) to the best of KCAS's knowledge, no salaried key Employee has any plans to terminate his or her employment with KCAS.

                   (b) Each Employee listed on Schedule 5.15(b) has executed an Employee Nondisclosure Agreement.

              5.16. LITIGATION; ORDERS. Except as set forth on Schedule 5.16, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the Knowledge of KCAS, threatened against KCAS or its assets or business. Except as set forth on Schedule 5.16, KCAS is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

              5.17. COMPLIANCE WITH LAWS; PERMITS. Except as provided in
Schedule 5.17 and subject to the limitations of more specific representations made in this Agreement, in particular those set forth in Sections 5.21 and 5.29 hereof, KCAS (a) has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders materially applicable to it and its respective business and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications required to conduct its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations (other than violations notice of which has not been received by KCAS) have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the Knowledge of KCAS, threatened to revoke or limit any such license, permit or qualification. Schedule 5.17 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof.

              5.18. RELATED TRANSACTIONS. Except as set forth on Schedule 5.18(a), no current stockholder, director, officer or employee of KCAS, or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the foregoing persons, or KCAS, is presently, or during the past five years has been, directly or indirectly, a party to any agreement, transaction or series of similar transactions with KCAS other than in connection with any such Person's duties as a director, officer or employee of KCAS.

              5.19. DISCLOSURE.

                   (a) This Agreement and all certificates, instruments and written materials furnished or made to AAI by or on behalf of KCAS in connection with this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                   (b) There is no fact peculiar to KCAS, or its respective business, of which KCAS is aware that KCAS has not disclosed to AAI that could reasonably be expected (i) to have a Material Adverse Effect on KCAS or (ii) to materially adversely affect the ability of KCAS to perform its obligations under the Merger Documents.

                   5.20.  TAXES.

                    (a) Except as set forth on Schedule 5.20(a), KCAS has filed all. Tax Returns required by law to have been filed by it, and has paid all Taxes required to be paid by it, prior to the date hereof, including, without limitation, any Tax levied upon any of its properties, assets, income or franchises. All Tax Returns filed by KCAS were complete and correct in all material respects and, except as set forth in Schedule 5.20(a), each such Tax Return was timely filed. All amounts required to be collected or withheld by KCAS have been collected or withheld and any such amounts that are required to be remitted to any taxing authority prior to the date hereof have been duly remitted. The accruals and reserves for Taxes in each of such balance sheets that are part of the Financial Statements are adequate in all material respects to cover any liability of KCAS for Taxes for periods through the dates of such balance sheets. The accruals and reserves for deferred tax liability in each of such balance sheets were adequate as of the date thereof. If KCAS files its Tax Returns for its current taxable year, in conformity with its past practices and tax reporting, there will be no basis for any material adverse audit adjustments with respect to KCAS under any of the provisions of the Code, or any provisions of state, local or foreign tax law, with respect to operations and activities of KCAS during the period beginning on November 1, 1997 and ending on the date hereof.

                   (b) No taxing authority in a jurisdiction where KCAS does not file Tax Returns has made a claim, assertion or, to the Knowledge of KCAS, threat that such non-filing entity is or may be subject to taxation by such jurisdiction. Schedule 5.20(c) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which KCAS has filed any income, franchise, sales and use tax return for taxable periods ending on or after October 3 1, 1994. All taxable years of KCAS for federal, state and foreign local income tax purposes for periods ended on or before October 31, 1994 have been closed by expiration of the applicable statute of limitations (taking into account waivers and extensions).

              5.21. ENVIRONMENTAL PROTECTION. Except as set forth on Schedule 5.21(a), KCAS has, at all times and in all material respects, operated, and in all material respects is, in compliance with all Environmental Laws. Except as set forth in Schedule 5.21(b), KCAS has obtained, and is in material compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, byproducts, wastes and other substances used or produced by or otherwise relating to its business. Except as set forth in Schedule 5.21(c), there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of KCAS, threatened against KCAS that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits. Except as set forth in
Schedule 5.21(d), there are no past or present conditions, events or circumstances (i) that may interfere with or prevent continued compliance by KCAS with Environmental Laws and the requirements of Environmental Permits, (ii) that may give rise to any liability or other obligation under any Environmental Laws that may require KCAS to incur any actual or potential Environmental Costs, or
(iii) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any KCAS based on or related to any Environmental Matter or that could require KCAS to incur any Environmental Costs. Except as set forth in Schedule 5.21(e), there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about under or within any real property or tangible assets owned, operated or controlled in whole or in part by KCAS. Schedule 5.21(e) also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed from any such properties. Except as set forth in Schedule 5.21(f), KCAS has not received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure on its behalf to comply in any respect with any Environmental Law or the requirements of any Environmental Permit. Except as set forth on Schedule 5.21(g), KCAS has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws. Except as set forth in Schedule 5.21(h), no lien exists, and, to KCAS's knowledge, no condition exists which could result in the filing of a lien, against any property of KCAS under any Environmental Law or relating to any Environmental Matte-r. Except as set forth in Schedule 5.21(i), there has been no release or other dissemination at any time of any Hazardous Substances at, on, or about, under or within any real property currently or formerly owned or leased by KCAS or any predecessor thereof or any real properties operated or controlled by KCAS (other than pursuant to and in accordance with permits held by KCAS or its predecessor). Except as set forth in Schedule 5.21(j), KCAS has not been requested or required by any governmental authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

              5.22. CONSENTS. Except as set forth on Schedule 5.22, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by KCAS of the Merger Documents or the consummation by KCAS of the transactions contemplated thereby (other than such notifications or filings required under applicable federal or state securities laws, if any, which shall be made on a timely basis and the filing of the Certificate of Merger with the Secretary of State of the State of Kansas).

              5.23.  INSURANCE; WORKERS' COMPENSATION.

                   (a) Schedule 5.23(a) lists each currently effective insurance policy issued in favor of KCAS, setting forth the identity of the respective insurance carriers and a description of the policy. All premiums due and payable in respect of such policies have been paid, such policies are in full force and effect and free from any right granted by KCAS of termination on the part of the insurance carriers, except as provided in the respective policies. Schedule 5.23(b) sets forth a description, indicating dates and nature of claims, of the workers' compensation experience through the date hereof of KCAS since November 1, 1996, which description is true, complete and accurate in all material respects.

                   (b) Except as set forth on Schedule 5.23(b), KCAS has not received any notice of cancellation with respect to any of its insurance policies within the three years preceding the date hereof, and, within the three years preceding the date hereof, KCAS has not been refused any insurance coverage sought or applied for, in each case where such cancellation or refusal, individually or in the aggregate, would have a Material Adverse Effect on KCAS.

              5.24. BROKERS. Neither KCAS nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

              5.25. SUPPLIERS AND CUSTOMERS. No supplier of materials or services to KCAS in an amount in excess of $50,000 per year has during the last twelve (12) months on such supplier's initiative decreased materially or, to the Knowledge of KCAS, threatened to decrease or limit materially its provision of services or supplies to KCAS, nor expressed to KCAS material dissatisfaction with the business relationship between such Person and the supplier. KCAS has provided to AAI a list of all customers which accounted for 5% or more of KCAS's revenues for the fiscal year ended October 31, 1997, indicating the revenues from each such customer. KCAS has no knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material modification or change in, or expressed material dissatisfaction with the business relationship between KCAS, on one hand, and any supplier or customer thereof, on the other hand, of materials or services in an amount in excess of $50,000 per year received by KCAS since October 31, 1996.

              5.26. PREVIOUS ISSUANCES EXEMPT. All shares of capital stock and other securities issued by KCAS prior to Closing have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or "blue sky" laws. KCAS has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing. KCAS has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from KCAS, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.

              5.27. REAL PROPERTY. Schedule 5.27(a) lists all real property owned by KCAS (the "Real Properties") and Schedule 5.27(b) lists all real property leased by KCAS, each of which has leasehold title to its respectively leased real properties (collectively, the "Leased Real Properties"), in each case, free and clear of all imperfections of title and all Encumbrances, except for (i) Permitted Encumbrances, and (ii) Encumbrances listed on Schedule 5.27(b). To KCAS's knowledge, other than as described on Schedule 5.27(b), there are no intended public improvements that will result in any charge being levied against, or in the creation of any

Encumbrances upon, the Real Properties or Leased Real Properties or any portion thereof To KCAS's knowledge, except as disclosed on Schedule 5.27(b), there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Real Properties or Leased Real Properties.

              5.28. ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Financial Statements and those accounts receivable of KCAS acquired or created after October 31, 1997 through the date hereof (a) were and are, except to the extent collected, bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and (b) are recorded net of discounts, if any, provided to customers. , To the Knowledge of KCAS, there are no matters that would cause KCAS to believe that any outstanding account receivable is not collectible in the ordinary course.

              5.29.  FOOD AND DRUG ADMINISTRATION MATTERS.

                   (a) Except as set forth on Schedule 5.29, KCAS has not received any communication (including, any warning letter) or is otherwise aware of any action or proceeding pending or, to the best of their knowledge, threatened, including, without limitation, warning letter, prosecution, injunction, seizure, civil fine or recall, alleging that such Person is not in compliance with any and all applicable laws, regulations or orders implemented by the Food and Drug Administration, or implemented by the relevant state, local or international agency responsible for regulating the pharmaceutical industry, including but not limited to, allegations related to (i) drug development establishments operated by KCAS or (ii) drug or product license applications submitted directly by such Person or by a customer of such Person that includes data generated by KCAS other than non-material correspondence received from the Food and Drug Administration in connection with the filing and review of applications. To KCAS's knowledge, no employee of KCAS is or has been the subject of any similar pending or threatened action or proceeding.

                   (b) To the best knowledge of KCAS after appropriate inquiry, all consultants utilized by KCAS to generate information to be submitted to the Food and Drug Administration, or any equivalent state, local or international agency, including, but not limited to, contract research organizations, pre-clinical testing laboratories, clinical investigators and institutional review boards, are in compliance with all applicable Food and Drug Administration requirements, as well as the applicable requirements of relevant state, local and international agencies with regard to the development of data to be utilized by KCAS as part of the relevant drug or product approval process.

                   (c) Neither KCAS, nor any employee of KCAS, has received any correspondence from the Food and Drug Administration or is aware of any action or proceeding, pending or, to the best of KCAS's knowledge, threatened, against KCAS or any such employee regarding any debarment action or investigation undertaken pursuant to the Generic Drug

Enforcement Act of 1992, 21 U.S.C. ss. 335, or any other similar regulation of the Food and Drug Administration.

                   (d) Neither KCAS, nor any employee of KCAS, has been the subject, officially or otherwise, of any investigation by the Food and Drug Administration pursuant to its Fraud, Untrue, Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

                   (e) To KCAS's knowledge, no data generated by KCAS that has been provided to clients of such Person is the subject, either pending or threatened, of any regulatory or other action by the Food and Drug Administration or by any state, local or international regulatory entity relating to the truthfulness or scientific adequacy of such data.

                   (f) All drug and product license applications and related filings to the Food and Drug Administration by KCAS, and all statements furnished by KCAS to Merger Sub or AAI applicable to the status of all drug and product license applications, pending and anticipated, are current and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. With regard to all drug and product license applications pending before the Food and Drug Administration, except as set forth on Schedule 5.29(f), there is no correspondence or other communications from the Food and Drug Administration questioning the approvability of such applications.

              5.30. OTHER REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCAS set forth in any of the other Merger Documents other than this Agreement are true and correct.

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                                       OF
                               AAI AND MERGER SUB

          AAI and Merger Sub represent and warrant to KCAS as follows:

              6.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Each of AAI and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of Merger Sub and AAI has all requisite corporate power and authority to enter into and perform its obligations under the Merger Documents.

              6.2. AUTHORIZATION OF THE MERGER DOCUMENTS. The execution, delivery and performance by Merger Sub and AAI of each of the Merger Documents to which it is party have been duly authorized by all requisite corporate action on the parts of Merger Sub and AAI, and each of the Merger Documents constitutes a legal, valid and binding obligation of Merger Sub and AAI, as appropriate, enforceable against it in accordance with its terms, except to the extent (a) that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

              6.3. AUTHORIZATION AND ISSUANCE OF SHARES. The authorization, reservation, issuance, sale and delivery of the Stock Merger Consideration have been duly authorized by all requisite corporate action on the part of AAI, and when issued, sold and delivered in accordance with this Agreement, such Stock Merger Consideration will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of all Encumbrances. Moreover, AAI has reserved a sufficient number of shares of AAI Common Stock for issuance under this Agreement.

              6.4. PUBLIC DOCUMENTS. AAI's Annual Report on Form 10-K for the, fiscal year ended December 31, 1997, as amended, and Quarterly Report on Form 10-Q for the period ended March 31, 1998, when filed with the Securities and Exchange Commission did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

              6.5. NO CONFLICTS. Merger Sub's and AAI's execution and delivery of, and performance of their respective obligations under, the Merger Documents and the consummation by each of them of the transactions contemplated thereby (including, without limitation, the issuance, sale and delivery by AAI of AAI Common Stock hereunder) will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to AAI or any of its Subsidiaries, or any of such Person's properties or assets,
(b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of AAI or any of its Subsidiaries under, any Contract to which any of them is a party or (c) violate the certificate of incorporation or bylaws of any such Persons.

              6.6.  DISCLOSURE.

                   (a) This Agreement and all certificates, instruments and written materials furnished or made to KCAS by or on behalf of AAI or any of its Subsidiaries in connection with this Agreement, taken as a whole, and including any corrective materials furnished or made available to KCAS prior to the date hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                   (b) There is no fact peculiar to AAI or any of its Subsidiaries, or their respective businesses, of which Merger Sub or AAI is aware, that Merger Sub or AAI has not disclosed to KCAS that could reasonably be expected (i) to have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole or (ii) to materially adversely affect the ability of Merger Sub or AAI to perform its obligations under the Merger Documents.

              6.7. BROKERS. Neither AAI nor any of its Subsidiaries, nor any officer, director, employee or stockholder of any such Persons, has employed any broker or finder in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII.

                                COVENANTS OF KCAS

                      KCAS covenants and agrees as follows:

              7.1. ORDINARY CONDUCT. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, KCAS will cause its business to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable commercial efforts consistent with past practices to preserve its relationships with its customers, suppliers and others with whom KCAS deals and to keep available the services of its officers and employees. Additionally, except as otherwise contemplated by this Agreement or as set forth on Schedule 7.1, KCAS will not do any of the following without the prior written consent of Merger Sub or AAI:

                   (a)  Amend the articles of incorporation or bylaws of KCAS;

                   (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, fights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock appreciation rights) of KCAS, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

                   (c) (i) Split, combine or reclassify any shares of capital stock of KCAS; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of KCAS or (iii) redeem or otherwise acquire any securities of KCAS;

                   (d) (i) Incur or assume any long-term debt or issue any debt securities or, except under existing lines of credit and in amounts not material to KCAS, incur or assume any short-term debt other than in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice and in amounts not material to KCAS, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to entities listed on Schedule 7.1(d) pursuant to existing agreements or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance), (iv) pledge or otherwise encumber shares of capital stock of KCAS, or (v) except in the ordinary course of business consistent with past practice, mortgage or pledge, any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon, except (A) as may be required under existing agreements to which KCAS is a party, (B) Permitted Encumbrances and (C) Encumbrances disclosed on Schedule 5.13(a);

                   (e) Except as may be required by law or as contemplated or permitted by the Merger Documents, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of KCAS in any manner, (ii) except for (A) normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to KCAS and (B) as required under existing agreements or in the ordinary course of business generally consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee of KCAS, or pay any benefit to any such Persons not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iii) make any contributions to the Kansas City Analytical Services, Inc. Profit Sharing 401(k) Plan, except for so-called employee 401(k) contributions through withholding;

                   (f) (i) Acquire, sell, lease or dispose of any assets outside the ordinary course of business or any other assets that in the aggregate are material to KCAS, or (ii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

                   (g) Except as may be required as result of a change in law or in Generally Accepted Accounting Principles, change or modify any of the accounting principles or practices used by KCAS;

                   (h) Except as may be required by applicable law or Generally Accepted Accounting Principles, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                   (i) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, company, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) enter into any contract or agreement involving an amount in excess of $20,000; (iv) authorize any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $20,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                   (j) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Financial Statements of KCAS or on Schedule 5.5 or incurred in the ordinary course of business consistent with past practice, including the payment of approximately $360,000 for purchase of two mass spectrometers previously delivered to KCAS;

                   (k) Settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                   (l) Take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of KCAS contained in this Agreement untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied; or

                   (m) Agree, whether in writing or otherwise, to do any of the foregoing.

              7.2. NO SOLICITATION. KCAS agrees that, prior to the earlier of the Effective Time and September 30, 1998, it shall not, and it shall use its best efforts to cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) inquiries or proposals concerning any merger, consolidation or acquisition or purchase with or by any third party (other than the Merger Sub or AAI) of all or any substantial portion of the assets or capital stock of KCAS (an "Acquisition Transaction") or negotiate with any such third party with respect to any Acquisition Transaction; provided that the foregoing shall not prevent KCAS or its board of directors from taking or permitting any action in connection with any such proposal on a third party if, based on the written opinion of its outside counsel, the failure to do so would violate its fiduciary duties to KCAS's stockholders under applicable law. KCAS shall immediately advise Merger Sub of any inquiries or proposals that it receives or attempts to negotiate relating to an Acquisition Transaction, and any such notice shall include a description of the terms and conditions of any such proposal, or the nature of any inquiry or attempts to negotiate.

              7.3. ACCESS TO INFORMATION. Between the date of this Agreement and the Effective Time, KCAS will (a) give AAI and Merger Sub (and their authorized representatives) reasonable access, during normal business hours and upon reasonable notice, to the books, records, offices and other facilities and properties of KCAS (including, without limitation, for the purpose of conducting such inspections, tests and sampling work as Merger Sub or AAI deems advisable), and (b) cause its officers, agents or other appropriate officials to furnish Merger Sub or AAI with such financial and operating data (including accountants' work papers) and other information with respect to the business operations of KCAS including, but not limited to, information relating to taxes as Merger Sub or AAI may from time to time reasonably request; PROVIDED, HOWEVER, that any such investigation by Merger Sub or AAI shall be conducted in such a manner as not to interfere unreasonably with the normal operations of KCAS.

              7.4. SCHEDULES TO AGREEMENT. KCAS shall promptly notify Merger Sub of any event, fact or other circumstance arising after the date hereof that would have caused the disclosure schedules delivered under this Agreement to be untrue or misleading had such event, fact or circumstance arisen prior to the delivery of such schedules.

              7.5. MAINTENANCE OF CORPORATE EXISTENCE. KCAS shall maintain in full force and effect its corporate existence.

              7.6. CONTRIBUTIONS TO AND TERMINATION OF 401(K) PLAN. Notwithstanding Section 7.1, at least 14 days prior to the Closing Date, KCAS shall take such action as may be necessary to irrevocably terminate the Kansas City Analytical Services, Inc. Profit Sharing 401(k) Plan ("Profit-Sharing Plan") effective at least 14 days prior to the Closing Date and shall provide AAI with evidence that the Profit Sharing Plan has been so terminated. Notwithstanding Section 7.1, at or prior to the time KCAS takes action to terminate the Profit Sharing Plan, KCAS may take action to authorize profit sharing contributions and matching contributions to the Profit Sharing Plan for the current plan year in the aggregate not exceeding the lesser of (i) $175,000 or (ii) one-third of KCAS's income before taxes for the eight-month period ending June 30, 1998. In connection with the termination of the Profit Sharing Plan, KCAS may amend the Profit Sharing Plan as reasonably necessary to provide for the allocation of profit sharing and matching contributions for the period ending immediately prior to the termination date, and shall amend the Profit Sharing Plan to provide that distributions in liquidation of the terminated Profit Sharing Plan shall be made only in single sum distributions.

                                  ARTICLE VIII.

                                MUTUAL COVENANTS
                                       OF
                            KCAS, MERGER SUB AND AAI

             KCAS, Merger Sub and AAI covenant and agree as follows:

                  8.1. CONFIDENTIALITY. Each of the parties to this Agreement
(a) will hold, and will use its best efforts to cause each of its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to it in connection with the transactions contemplated by this Agreement, together with all information concerning any of the parties hereto contained in any analyses, compilations, studies or other documents prepared by or on behalf of any of the parties hereto (collectively, the "Information") and (b) will not, without the prior written consent of the party to whom any certain Information relates, except as required by law, release or disclose that Information to any other person, except to the officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors of the parties hereto (i) who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, (ii) who have been informed by either KCAS, on one hand, or AAI, on the other hand, of the confidential nature of the Information and (iii) who are instructed to comply with the terms and conditions of this Section 8.1. The parties hereto understand that all Information is proprietary and that dissemination of any part thereof or the use thereof for purposes other than the evaluation and consummation of the transactions contemplated by this Agreement will cause irreparable harm to the party hereto to whom the Information relates. In the event a party hereto or a Person to whom such party transmits the Information in accordance with this Agreement becomes legally compelled to disclose any of the Information, such party will provide the party to whom the information relates with prompt notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section
8.1. In the event that such protective order or other remedy is not obtained, or that the party to whom the Information relates waives compliance with the provisions of this Section 8.1, such party will furnish only that portion of the Information that it believes, after receiving advice from counsel reasonably experienced in such matters, may be legally required. If the transactions contemplated by this Agreement are not consummated, the Information, including all analyses, compilations, studies or other documents prepared by or on behalf of any of the parties hereto based on the Information, will be returned to the party to whom it relates.

                  8.2. CONSUMMATION OF AGREEMENT. Each of the parties hereto will use its reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated. If any event should occur, either within or outside the control of the parties hereto that would materially delay or prevent fulfillment of the conditions of the parties hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event, and the parties hereto will use their respective reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

                  8.3. PUBLICITY. Any press release or other public announcement of the transactions contemplated hereby must be jointly approved by AAI and KCAS, except as may otherwise be required under applicable laws. In the event AAI is required by law to make a disclosure, it agrees to use its best efforts to notify KCAS of such impending disclosure and the content thereof Any information contained in a required disclosure that is not mandated by law to be included in such disclosure shall be included only with the consent of KCAS. Phoenix International Life Sciences (IBRD), Inc. ("Phoenix (IBRD)"), or its parent corporation, shall submit any press release or other publication to AAI prior to releasing such document to the media, which release to the media shall not be done prior to the Effective Time.

                                   ARTICLE IX.

                              CONDITIONS TO CLOSING

                  9.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The respective obligations of each party hereto to effect the transactions contemplated hereby shall be subject to the following condition, which may be waived upon mutual agreement of KCAS, AAI and Merger Sub: Neither KCAS, AAI nor Merger Sub shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement, nor shall there be pending a suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the transactions contemplated hereby.

                  9.2. CONDITIONS TO THE OBLIGATIONS OF KCAS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of KCAS to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by KCAS:

                           (a) Payment of the Merger Consideration at the Closing;

                           (b)      All representations and warranties of Merger
Sub and AAI contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except as otherwise expressly contemplated by this Agreement). Merger Sub and AAI shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by Closing. KCAS shall have received a certificate to the matters set forth in this Section 9.2(a) in form reasonably satisfactory to it signed and attested on behalf of Merger Sub and AAI by their authorized officers.

                           (c)      KCAS shall have received all of the
documents, appropriately executed as may be necessary, referenced in Section
4.3;

                           (d)      KCAS shall have received an opinion rendered
by Robinson, Bradshaw & Hinson, P.A., counsel for Merger Sub and AAI, dated as of the Closing Date substantially in the form attached hereto as Exhibit H hereto;

                           (e)      KCAS shall have received a certificate
executed by the Secretary or Assistant Secretary of each of Merger Sub and AAI and attested by the President or an Executive Vice President of each of Merger Sub and AAI attaching and certifying the accuracy, truthfulness and completeness of the following documents:

                                    (i)     A long-form certificate of good
standing of each of Merger Sub and AAI issued as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation;

                                    (ii)    A copy of the certificate or
articles of incorporation of each of Merger Sub and AAI certified as of a recent date by the Secretary of State, or similar official, of each of their respective states of incorporation;

                                    (iii)   A copy of the bylaws of each of
Merger Sub and AAI; and

                                    (iv)    A copy of the resolutions of each of
Merger Sub's and AAI's Board of Directors authorizing the execution of each of the Merger Documents to which it is a party and authorizing the consummation of the transactions contemplated thereby; and

                           (f)      All other documents, appropriately executed
as may be necessary, required by the Merger Documents or reasonably required by KCAS to have been delivered to it at or prior to Closing in order to consummate the transactions contemplated hereby.

                  9.3. CONDITIONS TO THE OBLIGATIONS OF AAI AND MERGER SUB TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of AAI and Merger Sub to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by AAI:

                           (a)      All representations and warranties of KCAS
contained in this Agreement and all Schedules attached hereto shall be true and correct in all material respects as of the Closing Date as though made as of such date. KCAS shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to Closing. AAI shall have received a certificate certifying the matters set forth in this Section 9.3(a) signed and attested on behalf of KCAS by its authorized officers;

                           (b)      AAI shall have received all of the
documents, appropriately executed as may be necessary, referenced in Section
4.2;

                           (c)      AAI shall have received an opinion rendered
by Seigfreid, Bingham, Levy, Selzer & Gee, P.C., counsel to KCAS, dated the Closing Date substantially in the form attached hereto as Exhibit 1;

                           (d)      AAI shall have received a certificate
executed by the Secretary or Assistant Secretary of KCAS and attested by the President or Chief Executive Officer of KCAS attaching and certifying the accuracy, truthfulness and completeness of the following documents:

                                    (i)     A long-form certificate of good
standing of KCAS and each of its Subsidiaries issued as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation;

                                    (ii)    A copy of the certificate or
articles of incorporation of KCAS and each of its Subsidiaries certified as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation;

                                    (iii)   A copy of the bylaws of KCAS and
each of its Subsidiaries; and

                                    (iv) A copy of the resolutions of KCAS's
Board of Directors authorizing the execution of each of the Merger Documents to which it is a party and authorizing the consummation of the transactions contemplated thereby;

                           (e)      AAI shall have received all other documents,
appropriately executed as may be necessary, required by the Merger Documents or reasonably required by Merger Sub or AAI to have been delivered to either of them at or prior to Closing in order to consummate the transactions contemplated hereby;

                           (f)      AAI shall have received all consents
referred to in this Agreement; and

                           (g)      KCAS shall not have received any notice from
any holder of Common Stock (who has not voted in favor of the Merger or consented thereto in writing) of such holder's intent to demand appraisal for such shares if the Merger is effective, in accordance with Kansas law.

                                   ARTICLE X.

                                   TERMINATION

                  10.1. TERMINATION. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                           (a)      by mutual written consent of Merger Sub and
KCAS;

                           (b)      by any party hereto, if there shall be any
law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; and

                           (c)      by any of the parties hereto if any
condition to such party's obligation contained in any of the Merger Documents (including all such conditions set forth in Article IX hereof) to effect the Merger shall not have been fulfilled or waived by September 30, 1998 (or shall have become incapable of fulfillment) and if such party seeking termination is in material compliance with all of its obligations under this Agreement.

                  10.2. PROCEDURE AND EFFECT OF TERMINATION OR FAILURE TO CLOSE.
(a) In the event of a termination by any party pursuant to Section 10.1, such terminating party shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. In such event:

                           (a)      Merger Sub and AAI shall return to KCAS all
Information regarding KCAS and its Subsidiaries received by Merger Sub or AAI, whether obtained before or after the execution hereof, and KCAS shall return or cause to be returned to Merger Sub and AAI all Information regarding Merger Sub or AAI received by KCAS, whether obtained before or after the execution hereof;

                           (b)      All filings, applications and other
submissions relating to the Merger shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

                           (c)      None of the parties hereto nor any of their
partners, directors, officers, shareholders, employees, agents, or affiliates shall have any liability or further obligation to the other party or any of its partners, directors, officers, shareholders, employees, agents, or affiliates pursuant to this Agreement, except (i) as stated in Section 8.1 (relating to confidentiality) and Section 11.2 (relating to expenses) hereof and (ii) any of the parties hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by any other party hereto of any agreement, covenant, representation or warranty contained in this Agreement.

                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

                  11.1.    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

                           (a)      Survival.  All representations, warranties
and agreements made by the parties to this Agreement to one another pursuant to any of the Merger Documents shall survive for twenty-four months following the Closing Date. No representation or warranty shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom such representation or warranty was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such Person that any representation or warranty was false or misleading at Closing. All claims (except for claims of actual intentional fraud) made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Section 11.1.

                           (b)      Indemnification Agreement.  Pursuant to that
certain Indemnification Agreement, as more specifically set forth therein, (i) the Stockholders have agreed to indemnify, defend and hold harmless AAI and its Subsidiaries (including Merger Sub), and (ii) AAI has agreed to indemnify, defend and hold harmless each Stockholder, from and against all demands, claims, actions, loses, damages, liabilities, costs and expenses (including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred thereby arising out of or in connection with or resulting from a breach of any covenant, agreement, representation or warranty of KCAS, on one hand, and Merger Sub and AAI, on the other, respectively, in the Merger Agreement.

                  11.2. EXPENSES. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein or in the Indemnification Agreement, Merger Sub or AAI, on one hand, or KCAS, on the other, will pay all of its own costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; PROVIDED, however' that, in the event of any litigation, dispute, suit, action or other proceeding between the parties relating in any way to this Agreement and the transactions contemplated hereby (an "Action"), the "prevailing party" shall be entitled to recover from the other party, upon demand, all of its reasonable out-of-pocket costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with such Action. For purposes of the foregoing, the parties agree that the judge or other trier of law assigned to any Action shall determine which party is the "prevailing party" in such Action, and that there shall be only one "prevailing party" in any Action.

                  11.3. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

                  11.4. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of KCAS, AAI and Merger Sub at any time prior to the Closing with respect to any of the terms contained herein.

                  11.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)      If to KCAS, to:

                  Kansas City Analytical Services, Inc.
                  12700 Johnson Drive Shawnee, Kansas 66216
                  Attn: Dr. William D. Mason
                  Telecopy: (913) 268-1497

                  Copies to:

                  Seigfreid, Bingham, Levy, Selzer & Gee
                  2800 Commerce Tower
                  911 Main Street
                  Kansas City, Missouri 64105
                  Attn: Mr. James C. Tilden
                  Telecopy: (816) 474-3447

                           And

                  Phoenix International Life Sciences (IBRD), Inc.
                  2350 Cohen Street
                  H4R2N6
                  Montreal, Quebec
                  Canada
                  Attention:  John W. Hooper, Ph.  D., Chairman and CEO
                  Telecopy: (514) 333-8861

         (b)      If to AAI or to Merger Sub, to:

                  Applied Analytical Industries, Inc.
                  1206 North 23rd Street
                  Wilmington, North Carolina 28405
                  Attn: Mr. R. Forrest Waldon
                  Telecopy: (910) 392-6557

                  Copies to:

                  Robinson, Bradshaw & Hinson, P.A.
                  1900 Independence Center
                  101 North Tryon Street
                  Charlotte North Carolina 28246
                  Attn: Mr. Stephen M. Lynch
                  Telecopy:  (704) 373-3955

                  11.6. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                  11.7. GOVERNING LAW; JURISDICTION. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina except with respect to the Merger which shall be governed by the internal laws and judicial decisions of the State of Kansas.

                  11.8. JURISDICTION AND VENUE. In the event that KCAS commences a lawsuit or other proceeding against either AAI or Merger Sub relating to or arising from this Agreement, AAI and Merger Sub consent to and agree to submit to the jurisdiction of the United States Court for the District of Kansas and the District Court of Johnson County, Kansas and agree to accept service of process to vest personal jurisdiction over them in any of these courts. In the event that AAI or Merger Sub commences a lawsuit or other proceeding against KCAS relating to or arising from this Agreement, the parties to this Agreement agree that the United States District Court for the District of Kansas shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the District Court of Johnson County, Kansas shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. KCAS, consents to and agrees to submit to the jurisdiction of any of the courts specified in the foregoing two sentences and agrees to accept service of process to vest personal jurisdiction over it in any of these courts.

                  11.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.10. NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

                  11.11. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  11.12. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to
Article III hereof, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  11.13. EMPLOYEE LENGTH OF SERVICE. AAI agrees that for the purposes of determining an Employee's length of service for eligibility to participate and resting under all AAI employee benefit plans, including vacation policy, after the Merger, an Employee's prior service with KCAS shall be deemed to constitute service with AAI.

                  11.14. ENTIRE AGREEMENT. This Agreement, including the Annexes, Exhibits, Schedules and the other documents delivered pursuant hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement, except with respect to the Confidential Disclosure Agreement dated January 27, 1998 between AAI and KCAS, the terms of which shall continue in effect to the extent not directly in conflict with the terms of this Agreement.

                  11.15. RELEASE OF PHOENIX (IBRD). At the Effective Time, Phoenix (IBRD) shall be released of all obligations it has to KCAS, Merger Sub, AAI and all other persons to provide or guaranty any funding of capital improvements for KCAS, or its successors, including the obligations set forth in Amendment No. 1, dated March 10, 1995, by and among William D. Mason, Robert C. Lanman, Chauhwei J. Fu, Institute for Biological Research and Development, Inc. and KCAS, and the Purchase Option Agreement, dated March 10, 1995, by and among William D. Mason, Robert C. Lanman, Chauhwei J. Fu, Institute for Biological Research and Development, Inc. and KCAS.

                  IN WITNESS WHEREOF, KCAS, AAI and Merger Sub have caused this Agreement to be signed and attested by their respective duly authorized officers as of the date first above written.


Attest:                                       APPLIED ANALYTICAL INDUSTRIES, INC.


/S/ R. FORREST WALDON                         By:  /S/ EUGENE T. HALEY
-------------------------------------              ---------------------------------------
         R. Forrest Waldon, Secretary                  Eugene T. Haley, Vice President


Attest:                                       KCAS ACQUISITION, INC.


/S/ R. FORREST WALDON                          By:  /S/ EUGENE T. HALEY
-------------------------------------               --------------------------------------
        R. Forrest Waldon, Secretary                    Eugene T. Haley, President


Attest:                                       KANSAS CITY ANALYTICAL SERVICES, INC.


/S/ MARILYN L. MASON                           By:  /S/ WILLIAM D. MASON
-------------------------------------                -------------------------------------
       Marilyn L. Mason, Secretary                      William D. Mason, Ph.D., President



                                                                       EXHIBIT B

                            INDEMNIFICATION AGREEMENT

                  THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of September 14, 1998, is among APPLIED ANALYTICAL INDUSTRIES, INC., a Delaware corporation ("AAI"), and the stockholders (the "Stockholders") of KANSAS CITY ANALYTICAL SERVICES, INC., a Kansas corporation ("KCAS").

                              BACKGROUND STATEMENT

                  Pursuant to an Agreement and Plan of Merger between AAI, KCAS and KCAS Acquisition, Inc., dated as of September 2, 1998 (the "Merger Agreement"), AAI is acquiring by merger all of the outstanding common stock of KCAS. At the effective time of the merger, all of the Stockholders will receive either cash, shares of common stock of AAI or a combination of both. To induce AAI to complete the acquisition of KCAS, the Stockholders have agreed to indemnify AAI for breaches of KCAS's representations and warranties in the Merger Agreement and to reimburse AAI for certain expenses of KCAS in the event the acquisition is completed. This Agreement sets forth the agreement of the parties with respect to the foregoing.

                             STATEMENT OF AGREEMENT

                  In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINED TERMS

                  1.1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings (terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement):

                  "Buyer's Damages" has the meaning given to it in
Section 2.2(a).

                  "Indemnified Buyer Parties" has the meaning given to it in
Section 2.2(a). "Indemnified-Stockholder Parties" has the meaning given to it in
Section 2.1(a). "Required Stockholders" means Stockholders holding at least a majority of the shares of Common Stock outstanding immediately prior to the Effective Time.

                  "Stockholders' Damages" has the meaning given to it in
Section 2.3(a).

                                   ARTICLE II.

                                 INDEMNIFICATION

                  2.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made in the Merger Agreement shall survive the Closing for twenty-four months following the Closing Date. No such representation or warranty shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the representation or warranty was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any representation or warranty is false at the time of Closing. All claims made by virtue of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, this Agreement.

                  2.2. THE STOCKHOLDERS' AGREEMENT INDEMNITY.

                           (a)      Subject to the limitations set forth in this
Section 2.2, each Stockholder hereby agrees to indemnify, defend and hold harmless AAI and its subsidiaries (including KCAS after the Closing) and their directors, officers, employees and agents (together, the "Indemnified Buyer Parties") from and against all demands, claims, actions, losses, damages, liabilities, penalties, taxes, costs and expenses (including, without limitation, attorneys' fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by any of the Indemnified Buyer Parties arising out of or in connection with or resulting from (i) a misrepresentation, breach, or nonfulfillment of any covenant, agreement, representation or warranty of KCAS contained in the Merger Agreement or in any agreement or instrument executed and delivered by KCAS on or prior to Closing pursuant to the Merger Agreement, (ii) state sales or use taxes that may be owed by KCAS for transactions occurring prior to November 1, 1997, (iii) the employment discrimination claim identified in Schedules 5.5 and 5.16(a) to the Merger Agreement, (iv) the potential environmental remediation identified in
Schedule 5.21(d) to the Merger Agreement and (v) the threatened litigation identified in Schedule 5.16 to the Merger Agreement (collectively, "Buyer's Damages"). For all purposes hereunder, the amount of Buyer's Damages shall be computed net of the present value of any income tax benefit actually resulting therefrom to AAI and the present value of any proceeds actually paid to KCAS or AAI under any insurance coverage with respect thereto obtained by KCAS prior to the date hereof that reduces Buyer's Damages that would otherwise be sustained.

                           (b)      Each Stockholder shall be obligated to
indemnify the Indemnified Buyer Parties only for those Buyer's Damages as to which such Stockholder has received notice within twenty-four months after the Closing Date.

                           (c)      The Indemnified Buyer Parties shall be
entitled to recover under this Section 2.2 for Buyer's Damages to the extent the cumulative amount of all Buyer's

Damages exceeds the sum (such sum being referred to as the "Basket") of (i) fifty thousand dollars ($ 50,000) plus (ii) the difference between the maximum aggregate amount of profit sharing and matching contributions permitted to be made after the date of the Merger Agreement by the Company to the Profit Sharing Plan pursuant to Section 7.6 of the Merger Agreement minus the greater of (x) $117,000 or (y) the actual aggregate amount of profit sharing and matching contributions made by the Company to the Profit Sharing Plan after the date of the Merger Agreement.

                           (d)      In the event any Indemnified Buyer Party has
a claim for Buyer's Damages, resulting from the assertion of liability by a third party, such Indemnified Buyer Party shall, within thirty days after receiving notice thereof, give the Stockholders notice of any such third party claim and, unless AAI reasonably determines that the sum of the amount of such claim plus the amount of any other outstanding claims exceeds the remaining aggregate amount of the Stockholders' liability under this Section 2.2, the Stockholders may undertake the defense thereof by counsel of their own choosing if the Required Stockholders provide written notice to the Indemnified Buyer Party and AAI that the Stockholders intend to undertake such defense; provided that no Stockholder shall settle any such third-party claim without the consent of the Indemnified Buyer Party, which will not be unreasonably withheld. In such case, the Indemnified Buyer Party may, by counsel, participate in such proceedings, negotiations or defense, at its expense, and AAI shall advance to, or on behalf of, the Stockholders payments of the expense of the Stockholders' undertaking such defense to the extent that the sum of such advances plus all Buyer's Damages and prior advances pursuant to this clause do not exceed the Basket. In the event that (i) within ten days after notice of any such third-party claim, the Stockholders have not notified the Indemnified Buyer Party of their intention to defend the third party claim or (ii) AAI reasonably determines that the sum of the amount of such claim plus the amount of any other outstanding claims exceeds the remaining aggregate amount of the Stockholders' liability under this Section 2.2, the Indemnified Buyer Party will (upon further notice to the Stockholders) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnified Buyer Party shall not settle any such third-party claim without the consent of the Required Stockholders, which will not be unreasonably withheld. In such case, the Stockholders may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

                           (e)      The liability of each Stockholder shall be
several, and not joint, for its pro rata share of the recoverable portion of Buyer's Damages, based upon the percentage of all outstanding shares held by such Stockholder as of the date hereof No Stockholder shall have liability hereunder for any amount in excess of the amount set forth opposite such Stockholder's name below:



                  STOCKHOLDER                                                           MAXIMUM LIABILITY AMOUNT
                  -------------                                                         ------------------------

                  William D. Mason, Ph.D.                                                    $1,020,000.00
                  Chauhwei.J. Fu, Ph.D.                                                         100,000.00
                  Phoenix International Life Sciences (IBRD) Inc.                               880,000.00


                  2.3.     AAI'S AGREEMENT TO INDEMNIFY.

                           (a)      Subject to the limitations set forth in this
Section 2.3, AAI hereby agrees to indemnify, defend and hold harmless the Stockholders, their directors, officers, employees and agents (together, the "Indemnified Stockholder Parties") from and against all demands, claims, actions, losses, damages, liabilities, penalties, taxes, costs and expenses (including, without limitation, attorneys' fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by the Indemnified Stockholder Parties arising out of or in connection with or resulting from a misrepresentation, breach or nonfulfillment of any covenant, agreement, representation or warranty of AAI contained in the Merger Agreement or in any agreement or instrument executed and delivered on or prior to Closing pursuant to the Merger Agreement (collectively, "Stockholders' Damages"). For all purposes hereunder, the amount of Stockholders' Damages shall be computed net of the present value of any income tax benefit to such Stockholder actually resulting therefrom.

                           (b)      AAI shall be obligated to indemnify the
Indemnified Stockholder Parties only for those Stockholders' Damages as to which the Indemnified Stockholder Parties have given AAI notice within twenty-four months after the Closing Date.

                           (c)      In the event the Indemnified Stockholder
Parties have a claim for Stockholders' Damages resulting from the assertion of liability by a third party, the Indemnified Stockholder Parties will, within thirty days after receiving notice thereof, give AAI notice of any such thirdparty claim, and AAI may undertake the defense thereof by counsel of its own choosing if AAI provides written notice to the Indemnified Stockholder Parties that AAI intends to undertake such defense; provided that AAI shall not settle any such third-party claim without the consent of the Required Stockholders, which will not be unreasonably withheld. The Indemnified Stockholder Parties may, by counsel, participate in such proceedings, negotiations or defense, at their expense. In the event that within ten days after notice of any such third-party claim, AAI has not notified the Indemnified Stockholder Parties of its intention to defend the third-party claim, the Indemnified Stockholder Parties will (upon further notice to AAI) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnified Stockholder Parties shall not settle any such third-party claim without the consent of AAI, which will not be unreasonably withheld. AAI may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

                  2.4. ADJUSTMENT TO MERGER CONSIDERATION. All amounts paid by any Stockholder or AAI pursuant to Sections 2.2 and 2.3, respectively, shall be deemed an adjustment in the Merger Consideration received or paid pursuant to the Merger Agreement.

                  2.5. CONTRIBUTION AMONG STOCKHOLDERS. The Stockholders agree among themselves that each Stockholder shall (a) contribute his or its pro rata share of (i) all costs and expenses incurred by any other Stockholder in defense of any claim for which the Stockholders have the obligation to indemnify the Indemnified Buyer Parties under the terms of this Agreement and (ii) all amounts owed to AAI hereunder and (b) indemnify each other Stockholder for all amounts paid or incurred by each other Stockholder in excess of his or its pro rata share thereof. Each Stockholder's pro rata shall be determined among them based on the Maximum Liability Amount set forth in Section 2.2(e) for such Stockholder compared to the total of the Maximum Liability Amounts for all Stockholders.

                                  ARTICLE III.

                         REIMBURSEMENT FOR KCAS EXPENSES

                  3.1. REIMBURSEMENT OF EXPENSES. In the event that the Merger is completed and KCAS's legal, accounting and other expenses incurred in connection with the negotiation and execution of the Merger Agreement and other Merger Documents, due diligence, the completion of the Merger and other related matters exceeds the sum of (i) $36,000.00 plus (ii) the amount by which the fees and expenses of Ernst & Young LLP for auditing KCAS's financial statements at and for the year ended October 31, 1997 exceed $10,000, each Stockholder shall pay to AAI such Stockholder's pro rata share of the amount by which such legal, accounting and other expenses of KCAS exceed such sum (based upon the percentage of all outstanding shares held by such Stockholder as of the date hereof) promptly upon delivery of written notice thereof from AAI accompanied by reasonable documentation substantiating such expenses.

                                   ARTICLE IV.

                         REPRESENTATIONS, WARRANTIES AND
                            COVENANTS OF STOCKHOLDERS

                  4.1. REPRESENTATIONS AND WARRANTIES. Each Stockholder, severally and not jointly, represents and warrants to AAI the following:

                           (a)      Such Stockholder has the legal right, power
and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby.

                           (b)      This Agreement constitutes the legal, valid
and binding obligation of such Stockholder and is enforceable in accordance with its terms (except as such enforceability may e limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of articular provisions).

                                   ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF AAI

                  5.1. REPRESENTATIONS AND WARRANTIES. AAI represents and warrants to each Stockholder as follows:

                           (a)      AAI is a corporation duly incorporated,
validly existing and in good standing under the laws of its jurisdiction of incorporation and all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

                           (b)      The execution, delivery and performance by
AAI of the Agreement has been duly authorized by all requisite corporate action on the part of AAI, and this Agreement constitutes a legal, valid and binding obligation AAI, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions).

                                   ARTICLE VI.

                            MISCELLANEOUS PROVISIONS

                  6.1. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

                  6.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand, sent by an overnight delivery service or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)      If to AAI, to:

                  Applied Analytical Industries, Inc.
                  5051 New Centre Drive
                  Wilmington, North Carolina 28403
                  Attn:  Mr. R. Forrest Waldon
                  Telecopy:  (910) 392-6557

                  Copies to:

                  Robinson, Bradshaw & Hinson, P.A.
                  1900 Independence Center
                  101 North Tryon Street
                  Charlotte, North Carolina 28246
                  Attn:  Mr. Stephen M. Lynch
                  Telecopy:  (704) 373-3955

         (b) If to any of the Stockholders, to the address appearing under the Stockholder's name on the signature pages hereto.

                  6.3. ASSIGNMENT. This Agreement and all, of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person, except the parties hereto, any rights or remedies hereunder.

                  6.4. GOVERNING LAW; JURISDICTION. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

                  6.5. JURISDICTION AND VENUE. In the event that any Stockholder commences a lawsuit or other proceeding against AAI relating to or arising from this Agreement, AAI consents to and agrees to submit to the jurisdiction of the United States District Court for the District of Kansas and the District Court of Johnson County, Kansas and agrees to accept service of process to vest personal jurisdiction over it in any of these courts. In the event that AAI commences a lawsuit or other proceeding against any Stockholder relating to or arising from this Agreement, the parties to this Agreement agree that the United States District Court for the District of Kansas shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the District Court of Johnson County, Kansas shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. Each of the Stockholders consents to and agrees to submit to the jurisdiction of any of the courts specified in the foregoing two sentences and agrees to accept service of process to vest personal jurisdiction over it or him in any of these courts.

                  6.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.7. NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

                  6.8. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  6.9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof.

                  6.10. RECOVERY OF COSTS AND ATTORNEY'S FEES. In the event of any litigation, dispute, suit, action or other proceeding between the parties pursuant to or relating in any way to this Agreement (an "Action"), the "prevailing party" shall be entitled to recover from the other party, upon demand, all of its reasonable out-of-pocket costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with such Action. For purposes of the foregoing, the parties agree that the judge or other trier of law assigned to any Action shall determine which party is the "prevailing party" in such Action, and that there shall be only one "prevailing party" in any Action.

                  IN WITNESS WHEREOF, AAI and the Stockholders have caused this Agreement to be signed under seal as of the date first above written.



                                      APPLIED ANALYTICAL INDUSTRIES, INC.


                                      By:  /S/ R. FORREST WALDON
                                           --------------------------------
                                               R. Forrest Waldon, Secretary


                                      STOCKHOLDERS

                                      /S/ WILLIAM D. MASON
                                      -------------------------------------
                                      Dr. William D. Mason
                                      Adddress: 106 Terrace Trail South
                                                Lake Quivira, Kansas 66106


                                      /S/ CHAUHWEI J. FU
                                      -------------------------------------
                                      Dr. Chauhwei J. Fu
                                      Address: 10714 West 130th Terrace
                                               Overland Park, Kansas 66213

                                      PHOENIX INTERNATIONAL LIFE SCIENCES
                                      (IRBD), INC.


                                      By:  /S/ JEAN-YVES CALOZ
                                           --------------------------------
                                      Title:  /S/ SECRETARY
                                             ------------------------------
                                      Address:   c/o Chief Executive Officer
                                      Phoenix International Life Sciences Inc.
                                      2350 Cohen Street
                                      H4R 2N6
                                      Montreal, Quebec
                                      Canada